Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 19, 2013 related to Clear Channel Capital I, LLC and subsidiaries, in Amendment No. 2 to the Registration Statement on Form S-4 (No. 333-192614) and related Prospectus of Clear Channel Communications, Inc. for the registration of $2,120,062,551 aggregate principal amount of Senior Notes due 2021.

/s/ Ernst & Young LLP

San Antonio, Texas

December 18, 2013